Birner Dental Management Services, Inc. Announces Earnings For Fourth Quarter And Year Ended 2012

DENVER, March 29, 2013 /PRNewswire/ -- Birner Dental Management Services, Inc. (NASDAQ Capital Market: BDMS), operators of PERFECT TEETH® dental practices and Vantage Dental Implant Center, announced results for the quarter and year ended December 31, 2012. For the quarter ended December 31, 2012, revenue increased $534,000, or 3.8%, to $14.7 million. The Company's earnings before interest, taxes, depreciation, amortization and non-cash expense associated with stock-based compensation ("Adjusted EBITDA") increased $121,000, or 15.2%, to $919,000 for the quarter ended December 31, 2012 compared to $798,000 for the quarter ended December 31, 2011. Net income (loss) for the quarter ended December 31, 2012 decreased $517,000 to $(27,000) compared to $490,000 for the same period of 2011. Net income (loss) per share decreased to $(0.01) for the quarter ended December 31, 2012 compared to $0.26 for the quarter ended December 31, 2011.

The quarter ended December 31, 2011 was favorably impacted by the remeasurement and subsequent write down of contingent liabilities by $830,000, which the Company recognized as other income. Excluding this adjustment in contingent liabilities, net (loss) for the quarter ended December 31, 2011 would have been $(10,000) compared to net (loss) of $(27,000) for the quarter ended December 31, 2012, and net loss per share would have been $(0.01) for both quarters ended December 31, 2012 and 2011.

For the year ended December 31, 2012, revenue decreased $766,000, or 1.2%, to $62.4 million. The Company's Adjusted EBITDA increased $120,000, or 2.4%, to $5.0 million. Net income for the year ended December 31, 2012 decreased $808,000, or 50.0%, to $807,000 compared to $1.6 million for the year ended December 31, 2011. Earnings per share decreased 48.4%, to $0.44 for the year ended December 31, 2012 compared to $0.85 for the year ended December 31, 2011.

The year ended December 31, 2011 was favorably impacted by the remeasurement and subsequent write down of contingent liabilities by $830,000, which the Company recognized as other income. Excluding this adjustment in contingent liabilities, net income for the year ended December 31, 2011 would have been $1.1 million compared to net income of $807,000 for the year ended December 31, 2012, and earnings per share would have been $0.58 for the year ended December 31, 2011 compared to $0.44 for the year ended December 31, 2012.

In January 2013, the Company changed the operating strategy of its Vantage Dental Implant Center ("Vantage"). Vantage will no longer provide All-on-4™ services to its patients, the procedure for which the Company founded Vantage. The Company has converted Vantage, which had a pre-tax operating loss in 2012 of approximately $1.1 million, into a traditional Perfect Teeth specialty office providing oral surgery and endodontic services. Fred Birner, Chief Executive Officer of the Company, stated that "We made the decision to put this unprofitable venture behind us and convert the facility to a specialty care center. The traditional specialty services we will now provide at the former Vantage center are the same services we have been successfully providing at other Perfect Teeth offices for over a decade."

For the three months ended December 31, 2012, the revenue increase was largely due to an increased number of dentists and hygienists affiliated with the Perfect Teeth network. For the year ended December 31, 2012, revenue was negatively impacted in the first and second quarters by the general economic weakness in the Company's markets, which resulted in patients accepting less expensive treatment plans relative to the same period of 2011.

During the fourth quarter of 2012, the Company opened two de novo offices. One office, which is located in the Tucson, Arizona market, opened on October 31, 2012. The second de novo office is located in the Denver/Boulder, Colorado market and opened December 21, 2012. During December 2012, the Company consolidated the specialty dental services of one of its Denver, Colorado offices into two other offices and subsequently closed this office.

The Company has signed a lease for a de novo office in the Loveland, Colorado market and anticipates this office will open early in the third quarter of 2013.

During 2012, the Company had capital expenditures of $4.2 million, repurchased 37,787 shares of its Common Stock for approximately $622,000 and paid out approximately $1.6 million in dividends to its shareholders. During 2012, total bank debt outstanding increased by approximately $2.2 million. The Company's outstanding bank debt increased because of the Company's commitment to upgrading its existing offices through extensive remodels and/or office relocations and its continued commitment to converting its offices to digital radiography. During the year ended December 31, 2012, the Company opened two de novo offices, completed remodels and/or relocations on four of its offices and converted four additional offices to digital radiography.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. The Company currently manages 65 dental offices, of which 37 were acquired and 28 were de novo developments. The Company currently has 119 dentists. The Company operates its dental offices under the PERFECT TEETH® name.

The Company previously announced it would conduct a conference call to review results for the year and quarter ended December 31, 2012 on Friday, March 29, 2013 at 9:00 a.m. MT. In addition to current operating results, the teleconference may include discussion of management's expectations of future financial and operating results. To participate in this conference call, dial in to 1-888-523-1228 and refer to Confirmation Code 3150441 approximately five minutes prior to the scheduled time. If you are unable to join the conference call on March 29, the rebroadcast number is 1-888-203-1112 with the pass code of 3150441. This rebroadcast will be available through April 12, 2013.

Non-GAAP Disclosures

This press release includes non-GAAP financial measures with respect to Adjusted EBITDA and Adjusted net income (loss). Please see below for more information regarding Adjusted EBITDA and Adjusted net income (loss) and reconciliations of Adjusted EBITDA and Adjusted net income (loss) to net income (loss).

Forward-Looking Statements

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the Company's prospects and performance in future periods, including continuing operating losses at the former Vantage center. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These and other risks and uncertainties are set forth in the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements.

For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
	Quarters Ended				Years Ended
	December 31,				December 31,
	2011		2012		2011		2012

REVENUE:	$ 14,136,136		$ 14,669,651		$ 63,120,607		$ 62,354,189

DIRECT EXPENSES:
Clinical salaries and benefits	7,930,224		8,490,442		35,647,158		35,402,831
Dental supplies	584,411		614,839		2,742,398		2,693,604
Laboratory fees	674,796		830,419		2,863,431		3,133,481
Occupancy	1,330,005		1,412,540		5,390,982		5,549,650
Advertising and marketing	722,895		287,597		2,666,930		2,018,264
Depreciation and amortization	644,978		777,907		2,505,957		2,838,582
General and administrative	1,307,106		1,240,779		5,705,741		4,934,926
	13,194,415		13,654,523		57,522,597		56,571,338

Contribution from dental offices	941,721		1,015,128		5,598,010		5,782,851

CORPORATE EXPENSES:
General and administrative	885,776	(1)	1,002,608	(1)	3,544,074	(2)	4,207,681	(2)
Depreciation and amortization	35,639		43,226		122,217		161,693

OPERATING INCOME (LOSS)	20,306		(30,706)		1,931,719		1,413,477

OTHER INCOME (EXPENSE)
Change in fair value of contingent liabilities	830,000		-		830,000		-
Interest (expense), net	(14,742)		(27,352)		(80,920)		(104,147)

INCOME BEFORE INCOME TAXES	835,564		(58,058)		2,680,799		1,309,330
Income tax expense (income)	345,831		(31,215)		1,065,472		502,066

NET INCOME (LOSS)	$ 489,733		$ (26,843)		$ 1,615,327		$ 807,264

Net income (loss) per share of Common Stock - Basic	$ 0.27		$ (0.01)		$ 0.87		$ 0.44

Net income (loss) per share of Common Stock - Diluted	$ 0.26		$ (0.01)		$ 0.85		$ 0.44

Cash dividends per share of Common Stock	$ 0.22		$ 0.22		$ 0.86		$ 0.88

Weighted average number of shares of Common Stock and dilutive securities:
Basic	1,845,366		1,842,402		1,853,307		1,839,149

Diluted	1,892,775		1,851,315		1,909,760		1,848,714

(1)

Corporate expense - general and administrative includes $96,661 of stock-based compensation expense pursuant to ASC Topic 718 for the quarter ended December 31, 2011 and $128,351 of stock-based compensation expense pursuant to ASC Topic 718 for the quarter ended December 31, 2012.

(2)

Corporate expense - general and administrative includes $335,076 of stock-based compensation expense pursuant to ASC Topic 718 for the year ended December 31, 2011 and $600,936 of stock-based compensation expense pursuant to ASC Topic 718 for the year ended December 31, 2012.

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2011	2012

CURRENT ASSETS:
Cash and cash equivalents	$ 923,878	$ 1,112,511
Accounts receivable, net of allowance for doubtful
accounts of approximately $302,000 and $304,000, respectively	2,855,726	2,614,152
Notes Receivable	44,023	165,718
Deferred tax asset	197,327	205,693
Income tax receivable	-	442,630
Prepaid expenses and other assets	595,093	482,297

Total current assets	4,616,047	5,023,001

PROPERTY AND EQUIPMENT, net	5,789,521	7,894,333

OTHER NONCURRENT ASSETS:
Intangible assets, net	11,095,926	10,193,488
Deferred charges and other assets	165,267	158,316
Notes receivable	155,419	-

Total assets	$ 21,822,180	$ 23,269,138

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 2,111,155	$ 1,919,457
Accrued expenses	1,973,593	1,640,076
Accrued payroll and related expenses	1,731,273	1,718,417
Income taxes payable	115,038	-
Current maturities of long-term debt	-	400,000

Total current liabilities	5,931,059	5,677,950

LONG-TERM LIABILITIES:
Deferred tax liability, net	2,309,279	2,997,808
Long-term debt, net of current maturities	4,251,068	6,074,042
Other long-term obligations	1,504,684	1,547,369

Total liabilities	13,996,090	16,297,169

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, no par value, 10,000,000 shares
authorized; none outstanding	-	-
Common Stock, no par value, 20,000,000 shares
authorized; 1,837,519 and 1,842,402 shares issued and
outstanding, respectively	368,186	329,236
Retained earnings	7,457,904	6,642,733

Total shareholders' equity	7,826,090	6,971,969

Total liabilities and shareholders' equity	$ 21,822,180	$ 23,269,138

Reconciliation of Adjusted EBITDA

Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. However, the Company believes that it may be useful to an investor in evaluating the Company's ability to meet future debt service, capital expenditures and working capital requirements. Investors should not consider Adjusted EBITDA in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA to net income can be made by adding depreciation and amortization expense - Offices, depreciation and amortization expense – Corporate, stock-based compensation expense, interest expense, net and income tax expense to net income and subtracting change in fair value of contingent liabilities as in the table below.

	Quarters Ended		Years Ended
	December 31,		December 31,
	2011	2012	2011	2012
RECONCILIATION OF ADJUSTED EBITDA:
Net income	$489,733	($26,843)	$1,615,327	$807,264
Add back:
Depreciation and amortization - Offices	644,978	777,907	2,505,957	2,838,582
Depreciation and amortization - Corporate	35,639	43,226	122,217	161,693
Stock-based compensation expense	96,661	128,351	335,076	600,936
Interest expense, net	14,742	27,352	80,920	104,147
Income tax expense	345,831	(31,215)	1,065,472	502,066
Less:
Change in fair value of contingent liabilities	(830,000)	-	(830,000)	-

Adjusted EBITDA	$797,584	$918,778	$4,894,969	$5,014,688

Reconciliation of Adjusted net income (loss)

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's operating performance and trends, and facilitate comparisons with the performance of the Company's prior periods. A reconciliation of Adjusted net income (loss) to net income (loss) can be made by subtracting change in fair value of contingent liabilities as in the table below.

	Quarters Ended		Years Ended
	December 31,		December 31,
	2011	2012	2011	2012
Adjusted net income (loss):
Net income (loss)	$ 489,733	$ (26,843)	$ 1,615,327	$ 807,264
Less Change in fair value of contingent liabilities, net of tax	(500,120)	-	(500,120)	-
Adjusted net income (loss)	$ (10,387)	$ (26,843)	$ 1,115,207	$ 807,264

Adjusted diluted income (loss) per share:
Diluted income (loss) per share	$ 0.26	$ (0.01)	$ 0.85	$ 0.44
Less Change in fair value of contingent liabilities, net of tax	(0.27)	-	(0.27)	-
Adjusted diluted income (loss) per share	$ (0.01)	$ (0.01)	$ 0.58	$ 0.44